Exhibit 99.2

inContact Prices Offering of $100 Million of Convertible Senior Notes due 2022

SALT LAKE CITY – March 24, 2015 – inContact (NASDAQ: SAAS) today announced the pricing of its offering of $100 million aggregate principal amount of Convertible Senior Notes due 2022 (the “Notes”) in a private placement to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). inContact granted the initial purchasers of the Notes an option to purchase up to an additional $15 million aggregate principal amount of Notes on the same terms and conditions. The sale of the notes is scheduled to close on March 30, 2015, subject to satisfaction of customary closing conditions.

inContact estimates that the net proceeds from this offering will be approximately $96.7 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by inContact, and assuming no exercise of the initial purchasers’ option to purchase additional Notes. inContact intends to apply approximately $22.7 million of the net proceeds to retire approximately $11.7 million of term loans and capital lease obligations and to repay $11.0 million of outstanding draws on our secured revolving credit facility, which will result in $15.0 million of future borrowing capacity under the revolving credit facility. The remaining net proceeds will be used for general corporate purposes.

The Notes will mature on April 1, 2022 and will pay interest semi-annually at a rate of 2.50% per year, payable on April 1 and October 1 of each year, beginning October 1, 2015. The Notes will be unsecured, senior obligations of inContact. The Notes will not be redeemable at inContact’s option prior to April 1, 2019. On or after April 1, 2019, the Notes will be redeemable at inContact’s option if the last reported sale price of inContact’s common stock for at least 20 trading days (which need not be consecutive trading days) in any 30 trading day period exceeds 130% of the conversion price for the Notes. The redemption price will equal 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date. In addition, upon the occurrence of a fundamental change, holders of the Notes will have the right, at their option, to require inContact to repurchase their Notes in cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes will be convertible, upon satisfaction of certain conditions, at an initial conversion rate of 70.2790 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $14.23 per share, and will be subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of approximately 35% over the last reported sale price of $10.54 per share of inContact’s common stock on the NASDAQ Capital Market on March 24, 2015. Prior to October 1, 2021, the Notes will be convertible only during certain periods and subject to certain circumstances. On or after October 1, 2021, the Notes will be convertible at any time. inContact will settle conversions of the Notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor any shares of inContact’s common stock issuable upon conversion of the Notes have been or will be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, the ability of inContact to satisfy the conditions to the closing of the offering and the intended use of the net proceeds from the offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with inContact’s business and finances in general, and the other risks described in inContact’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. inContact undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

About inContact

inContact (NASDAQ: SAAS) is the cloud contact center software leader, helping organizations around the globe create customer and contact center employee experiences that are more personalized, more empowering and more engaging today, tomorrow and in the future. inContact continuously innovates in the cloud and is the only provider to offer core contact center infrastructure, workforce optimization plus an enterprise-class telecommunications network for the most complete customer journey management.

Media Contacts:

Cheryl Andrus

cheryl.andrus@incontact.com

(801) 320-3646

Investor Contact:

Edward Keaney

Market Street Partners

ekeaney@marketstreetpartners.com

(415) 445-3238